Exhibit 4.1

AMENDMENT NO. 2 TO

MAY 30, 2012 WARRANT

This AMENDMENT TO WARRANT (this “Amendment”) is made as of December 10, 2013, by and between Prospect Global Resources, Inc., a Nevada corporation (“Prospect”), and The Karlsson Group, Inc., an Arizona corporation (“Karlsson”), with respect to the following facts:

RECITALS

WHEREAS, on May 30, 2012, Prospect issued to Karlsson a warrant, as amended April 15, 2013, to purchase up to 5,605,834 shares of common stock of Prospect at a purchase price of $.25 per share (as so amended, the “Warrant”);

WHEREAS, as of September 4, 2013, Prospect effected a 1-50 reverse split of its common stock;

WHEREAS, Prospect Global Resources, Inc., a Delaware corporation, American West Potash, LLC, a Delaware limited liability company, Prospect and Karlsson entered into that certain Fourth Extension Agreement dated as of the date hereof (the “Extension Agreement”); and

WHEREAS, it is a condition to the effectiveness of the Extension Agreement that Prospect and Karlsson amend the Warrant.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

1.              Amendment.  The Warrant is amended as follows:

a.              Amendment to share quantity and exercise price.  The first paragraph of the Warrant is amended by changing (i) the maximum number of shares purchasable pursuant to the warrant from 5,605,834 to 112,117 and (ii) the Exercise Price from $.25 per share to $12.50 per share.

b.              Amendment to Capital Structure Representations.  The following language is added to the end of Section 7:

As of December 10, 2013, 4,210,408 shares of common stock were issued and outstanding; options to purchase 849,100 shares of common stock were issued and outstanding; and warrants to purchase 8,025,076 shares of common stock were issued and outstanding.  As of December 10, 2013, the total number of shares outstanding on a fully diluted basis is 13,084,584.

c.               Amendment to SEC Reports.  Section 8 is hereby restated as of the date of this Amendment, as if fully set forth herein.

d.              Amendment to Adjustments.  The following is added as Section 13(e), and the remainder of Section 13 is accordingly renumbered:

(e)                                  Adjustment upon Consummation of Securities Offering.  The Exercise Price shall be reduced (and in no event increased) to equal the lowest per share price at which Common Stock was sold or may be received by the Company or an affiliate, upon conversion into or exercise or exchange for Common Stock of securities sold, on or after November 14, 2013 and on or before March 10, 2014.

2.              Miscellaneous.

a.              No Other Amendment. Except as expressly amended in this Amendment, all provisions of the Warrant shall remain in full force and effect, and the parties thereto and hereto shall continue to have all their rights and remedies under the Warrant.  In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Warrant, the provisions of this Amendment shall govern.

b.              Relation to Warrant.  This Amendment constitutes an integral part of the Warrant.  Upon the effectiveness of this Amendment, each reference in the Warrant to “this Warrant,” “hereunder,” “hereof,” or words of like import referring to the Warrant, shall mean and be a reference to the Warrant as amended hereby.

c.               Successors and Assigns.  This Amendment shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns except as otherwise provided herein.

d.              Counterparts.  This Amendment may be executed by the parties hereto on any number of separate counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

e.               Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

PROSPECT GLOBAL RESOURCES, INC.,
a Nevada corporation

By:	/s/ Damon Barber
Name: Damon Barber
Title: President, CEO, and Secretary

THE KARLSSON GROUP, INC.,
an Arizona corporation

By:	/s/ Anders Karlsson
Name: Anders Karlsson
Title: President

[Signature Page to Amendment to Warrant]